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Exhibit 10.01

FIRST AMENDMENT

        THIS FIRST AMENDMENT, dated as of July 1, 2002 (the "Amendment Date"), is made between (i) INTRADO INC., INTRADO COMMUNICATIONS INC. and INTRADO COMMUNICATIONS OF VIRGINIA INC. (individually and collectively, "Borrower"); and (ii) GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation ("Lender");

W I T N E S S E T H:

        WHEREAS, pursuant to a certain Loan and Security Agreement, dated as of July 31, 2001, made between Borrower and Lender (hereinafter, as amended hereby, called the "Loan Agreement"), Lender agreed to extend credit to Borrower in accordance with, and subject to, the terms and conditions therein contained; and

        WHEREAS, Borrower has requested that Lender consider waiving certain defaults under, and making certain modifications to, certain of the financial covenants set forth in the Loan Agreement; and

        WHEREAS, Lender has agreed to waive such defaults and make such modifications, subject, however, to the terms and conditions contained herein;

        NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Borrower and Lender agree to amend the Loan Agreement as follows:

        1.    Incorporation of Definitions.    Capitalized terms used hereinbelow, but not expressly redefined hereinbelow, shall have the meanings given to such terms in the Loan Agreement, as amended hereby.

        2.    Waivers.    Lender hereby waives the Events of Default resulting from Borrower's failure to comply with Section 3 of Schedule G (Financial Covenants) concerning maintenance of a minimum Quick Ratio for the fiscal months ending April 30, 2002 and May 31, 2002, so long as, and provided that, such waivers shall pertain only to the specific covenant violations for the specific periods described above, and to no other Events of Default, whether now or hereafter existing.

        3.    Amendments.    The Loan Agreement shall be amended as follows (Section and Schedule references set forth shall mean and refer to Section and Schedule references in the Loan Agreement):

          3.1    Financial Covenants.    Schedule G to the Loan Agreement (Financial Covenants) shall be deleted in its entirety, and the First Amended Schedule G annexed hereto shall be substituted in its place.

        4.    Effect of Amendment.    This Amendment shall become effective as of the Amendment Date. Except as set forth expressly herein, all terms of the Loan Agreement, as amended hereby, and the Loan Documents, shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of Borrower to Lender. To the extent any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Loan Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Loan Agreement as modified and amended hereby. In any event, this Amendment and the documents executed in connection therewith shall not, individually or collectively, constitute in any way a novation.

        5.    Inducement Representations.    To induce Lender to enter into this Amendment, Borrower hereby (a) restates and renews each and every representation and warranty heretofore made by it under, or in connection with the execution and delivery of, the Loan Agreement; (b) restates, ratifies and reaffirms each and every term and condition set forth in the Loan Agreement, as amended hereby, and in the Loan Documents, effective as of the date hereof; (c) certifies that, as of the date hereof, after giving effect hereto, no Event of Default or Default exists; (d) acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense, counterclaim or objection in its favor as against Lender with respect to the payment or performance of its Obligations; and (e) releases Lender from any and all liability for any action taken (or omitted to be taken) by Lender in connection with the Loan Agreement or pursuant thereto.

        6.    Governing Law.    This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles thereof regarding conflicts of laws.

        7.    Costs and Expenses.    Borrower agrees to pay upon request all costs and expenses of Lender in connection with the preparation, execution, delivery and enforcement of this Amendment and all other Loan Documents executed in connection herewith, the closing hereof, and any other transactions contemplated hereby, including the reasonable fees and out-of-pocket expenses of Lender's legal counsel.

        8.    Entire Agreement.    This Amendment, together with the First Amended Schedule G annexed hereto, constitutes the entire agreement between Borrower and Lender relative to the subject matter hereof, and supersedes and replaces any understanding or agreement, oral or written, in conflict therewith.

        IN WITNESS WHEREOF, Borrower and Lender have set their hands, effective as of the Amendment Date.

"BORROWER"
INTRADO INC.
By:

Name:

Title:

INTRADO COMMUNICATIONS INC.
By:

Name:

Title:

INTRADO COMMUNICATIONS OF VIRGINIA INC.
By:

Name:

Title:

"LENDER"
GENERAL ELECTRIC CAPITAL CORPORATION
By:

Name:

Title:

FIRST AMENDED SCHEDULE G
("SCHEDULE G", BELOW)
FINANCIAL COVENANTS

        As used in this Agreement (including this Schedule G), the following terms shall have the following meanings:

        "Adjusted Tangible Net Worth" shall mean, at any date, Tangible Net Worth, plus deferred revenues at such date, all as determined for Borrower and its Subsidiaries on a consolidated basis, in accordance with GAAP.

        "Adjusted Current Liabilities" shall mean the sum of (i) total current liabilities of Borrower and its Subsidiaries on a consolidated basis, determined in accordance with GAAP (excluding, however, therefrom any "non-current" part of the liabilities associated with inventory purchased from Lucent Public Safety System), plus (ii) without duplication, the aggregate amount of all outstanding Revolving Credit Loans and Letter of Credit Obligations; excluding, however, any current liabilities associated with (i) standby letters of credit, and (ii) deferred revenue.

        "EBITDA" shall mean, for any period, the Net Income (Loss) of Borrower and its Subsidiaries on a consolidated basis for such period, plus interest expense, income tax expense, amortization expense, depreciation expense and extraordinary losses and minus extraordinary gains, in each case, of Borrower and its Subsidiaries on a consolidated basis for such period determined in accordance with GAAP to the extent included in the determination of such Net Income (Loss).

        "Fixed Charge Coverage Ratio" shall mean, for any period of four (4) consecutive Fiscal Quarters, the ratio of the following for Borrower and its Subsidiaries on a consolidated basis, determined in accordance with GAAP: (a) EBITDA for such period less, without duplication, (i) capitalized software development costs and (ii) Capital Expenditures for such period which are not financed through the incurrence of any Indebtedness (excluding the Revolving Credit Loan), provided, however, that the foregoing shall not include such Capital Expenditures to the extent they relate to Borrower's anticipated relocation of its corporate offices and operations and do not exceed Six Million Dollars ($6,000,000), to (b) the sum of (i) interest expense paid or accrued in respect of any Indebtedness during such period, plus (ii) taxes to the extent accrued or otherwise payable with respect to such period plus (iii) regularly scheduled payments of principal paid or that were required to be paid on Funded Debt (excluding the Revolving Credit Loan) during such period.

        "Funded Debt" shall mean, for Borrower and its Subsidiaries, on a consolidated basis, all Indebtedness which by the terms of the agreement governing or instrument evidencing such Indebtedness matures more than one (1) year from, or is directly or indirectly renewable or extendible at the option of such Persons under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from, the date of creation thereof, including current maturities of long-term debt, revolving credit, and short-term debt extendible beyond one year at the option of such Persons.

        "Net Income (Loss)" shall mean for any period, the aggregate net income (or loss) after taxes for such period, determined for Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

        "Tangible Net Worth" shall mean, at any date, with respect to Borrower and its Subsidiaries, on a consolidated basis, all as determined in accordance with GAAP, total shareholders' equity less the amount of all intangible assets.

        1.    Fixed Charge Coverage Ratio. Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1.0: 1 for each Fiscal Quarter commencing with the Fiscal Quarter ending September 30, 2002.

        2.    Leverage Ratio. At no time shall total Indebtedness of Borrower and its Subsidiaries, on a consolidated basis, exceed the greater of (i) Adjusted Tangible Net Worth, or (ii) two (2) times trailing twelve (12) months' EBITDA of Borrower and such Subsidiaries.

        3.    Quick Ratio. At no time shall the ratio of: (i) the sum of all cash, cash equivalents and accounts receivable of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, to (ii) Adjusted Current Liabilities, be less than 1.0:1.

AGREED:
INTRADO INC., as Borrower's Agent
By:
Michael D. Dingman, Jr., Chief Financial Officer

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  Exhibit 10.01
FIRST AMENDMENT